FIRST BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER AND

NINE MONTHS ENDED MARCH 31, 2005 RESULTS

Mountain Grove, Missouri (May 13, 2005) –First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) and its subsidiary, First Home Savings Bank, announced earnings for the quarter and nine months ended March 31, 2005.

First Bancshares, Inc. had net income of $53,000 and $1,969,000 for the quarter and the nine months ended March 31, 2005, respectively.  Net income for the quarter ended March 31, 2004 was $484,000 and for the nine months ended March 31, 2004 was $1,830,000.

Third quarter earnings per share-basic were $.03 and earnings per share-basic for the nine months ended March 31, 2005 were $1.23. Earnings per share-basic for the quarter and nine months ended March 31, 2004 were $.29 and $1.11, respectively.

Included in net income for the quarter ended March 31, 2005 was a $440,000 expense ($299,000 net of tax) for an other credit loss relating to a $439,707 draw on a letter of credit as noted in the press release issued April 6, 2005.  The letters of credit were issued in connection with loans that are outstanding to the Bank’s largest substandard borrower.  In June 2004 the borrower filed for protection under Chapter 11 bankruptcy.  At March 31, 2005, the Bank had loans outstanding to the borrower of $1.7 million and had established reserves of $400,000.  The loans are on a non-accrual status which means that the Bank does not anticipate the ability to collect all or a part of the interest due on the loans.  Without that other expense, net income for the quarter would have been $352,000 and earnings per share – basic would have been $0.22.

Included in net income for the nine months ended March 31, 2005 was $800,000 of income from bank-owned life insurance proceeds and the $440,000 expense for other credit losses noted in the previous paragraph.  Without those items, net income for the nine months would have been $1,468,000 and earnings per share – basic would have been $0.92.

Total consolidated assets at March 31, 2005 were $251,138,000 compared to $268,195,000 at March 31, 2004.  Stockholders’ equity at March 31, 2005 was $27,402,000, or 11% of assets, compared to $27,700,000, or 10% of assets, a year ago.  Book value per common share increased to $17.65 at March 31, 2005 from $16.71 at March 31, 2004.

Net loans decreased by $6,749,000, or 4%, from $167,895,000 at March 31, 2004 to $161,146,000 at March 31, 2005.  Deposits decreased by $17,041,000, or 8.1%, from $210,181,000 at March 31, 2004 to $193,140,000 at March 31, 2005. The current competitive rate environment has caused customers to look to other sources for lower loan rates and higher yielding deposits products.  Mortgage-backed securities increased $2,538,000, or 28.5%, from $8,894,000 at March 31, 2004 to $11,432,000 at March 31, 2005.  Excess funds were in invested in these securities to enhance earnings and future liquidity. Federal Home Loan Bank advances decreased by $379,000 from $29,137,000 at March 31, 2004 to $28,758,000 at March 31, 2005.

An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of May 9, 2005, 91,723 shares had been repurchased under that plan at a cost of $1.9 million.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, developments with respect to the impaired loan.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company=s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, the bankruptcy of the borrower and the Company=s ability to collect on guarantees.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statements.

Contact:  Charles W. Schumacher, President and Chairman of the Board   (417) 926-5151.

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Nine Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
Operating Data:

Total interest income	$3,319	$3,412	$9,989	$10,399
Total interest expense	1,246	1,400	3,837	4,390
Provision for loan losses	284	116	338	266
Net interest income after provision
for loan losses	1,789	1,896	5,814	5,743
Noninterest income	462	591	2,376	1,855
Noninterest expense	2,177	1,771	5,659	4,901
Income before income tax	74	716	2,531	2,697
Income tax expense	21	232	562	867

Net income	$53	$484	$1,969	$1,830
Net income per share-basic	$0.03	$0.29	$1.23	$1.11
Net income per share-diluted	$0.03	$0.29	$1.23	$1.11

		At	At
		March 31,	June 30,
Financial Condition Data:		2005	2004

Total assets		$251,138	$264,978
Loans receivable, net		161,146	166,259
Nonperforming assets		3,075	3,126
Mortgage-backed securities		11,432	6,906
Cash and cash equivalents, including
interest-bearing deposits		22,464	32,771
Certificates of deposit and investment
securities		38,854	42,294
Customer deposits		193,140	207,247
Borrowed funds		29,338	29,571
Stockholders' equity		27,402	27,296
Book value per share		17.65	16.77